UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 3, 2015

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California		95002
(Address of principal executive offices)		(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On December 3, 2015, Polycom, Inc. (“we” and “our”) announced that we are taking actions designed to further optimize our organization. These actions are part of our efforts to continue to improve our profitability, as discussed in our quarterly earnings calls, by strategically investing in more accretive areas of the business and further leveraging our outsource partners. These actions will result in the elimination of approximately 11% of our global workforce. Notifications to affected employees are substantially complete, and the effective date of these eliminations will occur over the next few quarters.

We expect to record charges and make cash expenditures, primarily related to severance and other one-time employee termination benefits, of between $19 million and $22 million through the fourth quarter of 2016 as a result of this action.

We have also approved plans to reduce or eliminate certain leased facilities. As a result, we expect to record approximately $3 million in additional charges upon vacating these facilities through the third quarter of 2016, inclusive of the planned closure of our office in Israel as a result of shifting work to lower cost geographies. The underlying net cash expenditures of approximately $3 million are expected to occur over the remaining lease terms of 2 years or less.

The total charges expected to be incurred in connection with these actions through the fourth quarter of 2016 are between $22 million and $25 million.

As a result of these additional charges, we now expect our fourth quarter 2015 GAAP earnings per share to range from $0.07 to $0.09 per share. These actions do not change our fourth quarter 2015 non-GAAP financial guidance provided on October 21, 2015.

This filing contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding improving our profitability, strategically investing in more accretive areas of the business and leveraging our outsource partners, the expected charges and timing of those charges, and our financial guidance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of competition on our product sales and on our customers and partners, and any resulting loss of business; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with global economic conditions and external market factors; the market acceptance of our products and changing market demands, including demands for differing technologies or product and services offerings; our ability to successfully implement process improvements and cost containment initiatives; changes to our strategic areas of focus and investment; our ability to successfully integrate our acquisitions into our business; possible delays in the development, availability and shipment of new products due to engineering, manufacturing or other delays; increasing costs and the availability of capital; changes in key sales and other personnel that may cause disruption to the business; the impact of restructuring actions; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/S/ LAURA J. DURR
Laura J. Durr
Chief Financial Officer and Executive Vice President

Date: December 3, 2015